Allstate Life Insurance Company
3100 Sanders Road, Suite J5B Northbrook, IL 60062
Phone 847.402.9365  Fax 847.326.7223
Email AFONTANA@allstate.com

Angela K. Fontana
Vice President, Secretary
and General Counsel
Insurance Operations

March 10, 2015

To:                       Allstate Life Insurance Company
        Northbrook, IL 60062

From:                   Angela K. Fontana
Vice President, Secretary and General Counsel

Re:                         Form S-3 Registration Statement Under the Securities Act of 1933
File No. 333-202202
The Allstate RightFit®

With reference to the Form S-3 Registration Statement filed by Allstate Life Insurance Company (the “Company”) with the Securities and Exchange Commission covering the Flexible Premium Deferred Annuity Contracts, known as The Allstate RightFit® (the “Contracts”) described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of February 20, 2015:

1)
The Company is duly organized and existing under the laws of the State of Illinois and has been duly authorized to do business and to issue the Contracts by the Director of Insurance of the State of Illinois.

2)	The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ ANGELA K. FONTANA
-----------------------------------------
Angela K. Fontana
Vice President, Secretary and General Counsel